Dated April 12, 2007

Filed Pursuant to Rule 433

Registration Statement No. 333-132201


Toyota Motor Credit Corporation

Structure:
2 year MTN FRN

Pricing Date

April 12, 2007
Interest Accrual Date:

April 16, 2007
Settlement Date (T+2):
April 16, 2007

Maturity Date:

April 16, 2009
Ratings:

Aaa/AAA
Cusip:

89233PD94
Form of Note:

Registered MTN

Bond Transaction Details


Principal Amount:

$250,000,000
Pricing Benchmark:

Prime Rate
Reoffer Yield:
Prime - 292bps
Reoffer Price:

100.000%
Gross Underwriting Spread:

0.040%
All-in Price to Issuer:

99.960%

Net Proceeds:

$249,900,000
Interest Reset:

Daily, each business day; the rate in effect on the second business day preceding each Interest Payment Date will be the rate in effect for the two business days prior to the Interest Payment Date








Interest Pay Frequency:

Quarterly
First Payment Date:

July 16, 2007
Interest Payment Dates:

16th day of January, April, July, and October; final payment on April 16, 2009
Day Count:

Actual / 360

Day Count Convention:
Following, adjusted

Payment Days for Payment
and Reset:
New York
Determination Date:
Daily, each business day
Law:
New York

Minimum Denominations:

$1,000
Agent:
Wachovia Capital Markets, LLC

DTC Number:
250

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-326-5897.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by
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